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                                                                    EXHIBIT 10.1

(COMPASS LOGO)

January 12, 2005

To:      Mr. Steve P. Wolf

From:    Michael E. Ducey

Subject: Employment Terms - Letter Agreement

Dear Steve:

This Letter Agreement confirms the understanding reached between you and Compass Minerals International, (the "Company") regarding the terms of your employment with the Company.

1. Your new position as Senior Vice President, Strategy and Development will begin January 1, 2005 and continue through December 31, 2005 unless shortened or extended by mutual consent.

2. In your new position, you will report to me and be based in the Overland Park, Kansas office.

3. You will be paid a base salary at the rate of $291,847.04 per year; which will be payable in accordance with the Company's customary payroll practices.

4. In your new position you will be eligible for the CMI Incentive Compensation Plan (CMICP) for 2005 subject to the terms and conditions outlined in the plan. The CMICP may be amended at the Company's discretion. Under the current CMICP associated with your new role, you will be eligible for a target bonus of 50% of your base salary.

5. As in your former position, you are eligible for continued participation in employee benefit plans as well as other fringe benefits available to senior executives of the Company.

6. If your employment is not extended by mutual agreement, your employment is terminated without "Cause" (as defined in The 2001 Non-Qualified Stock Option Plan, but which definition shall also include any breach by you of the Non-Competition, Non-Solicitation and Confidentiality Agreement), or you resign for "Good Reason" (as defined in your Non-Qualified Stock Option Agreement), the Company will continue to pay your base salary in accordance with the Company's customary payroll practices until the earliest of (1) the second (2nd) anniversary date of your termination date, or (2) you violate the terms of this Letter Agreement or the Non-Competition, Non-Solicitation and Confidentiality Agreement. If your employment is terminated for any other reason, you will not be entitled to any severance payments. In order to effectuate this paragraph 6, you agree that following any termination of employment without "Cause" or for "Good Reason", you will provide the Company with prompt notice of your acceptance of employment with any other person or entity.

7. As a condition of the foregoing, you must enter into a Non-Competition, Non-Solicitation, and Confidentiality Agreement in the form provided by the Company (attached).

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provision; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Kansas and may be executed in several counterparts.

                                            Sincerely,


                                            /s/ Michael E. Ducey
                                            ------------------------------------
                                            Michael E. Ducey

Agreed and Accepted:

/s/ Steven P. Wolf
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Steven P. Wolf